UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2008
INFINITY ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-17204	20-3126427
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

633 Seventeenth Street, Suite 1800
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (720) 932-7800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement
     On October 16, 2008, Infinity Energy Resources, Inc. (the “Company”) entered into a Third Forbearance Agreement (the “Agreement”) under the loan agreement among the Company, Infinity Oil and Gas of Texas, Inc., and Infinity Oil & Gas of Wyoming, Inc. (each wholly owned subsidiaries of the Company and together, the “Guarantors”), and Amegy Bank N.A. (“Amegy”) dated January 9, 2007, as previously amended by the First Forbearance Agreement dated August 31, 2007 and the Second Forbearance Agreement dated March 26, 2008 (collectively, the “Loan Agreement”).
     The Agreement relates to the breach by the Company and Guarantors of (i) substantially all financial covenants set forth in Section 8 of the Loan Agreement for the period ended March 31 and June 30, 2008; and (ii) certain covenants set forth in Section 7 of the Loan Agreement for the period ended March 31 and June 30, 2008 (the “Existing Defaults”). Under the Agreement, the borrowing base remained at $3,806,000, with a resulting borrowing base deficiency of $6,104,000. The borrowing base shall not be subject to redetermination by Amegy during the Forbearance Period (as defined below). The borrowing base deficiency must be cured by the end of the Forbearance Period through the sale of assets, refinancing of the loan, or some other means of raising capital.
     Under the Agreement, Amegy agrees to forebear from exercising any remedies under the Loan Agreement and related loan documents and to waive the Existing Defaults for the forbearance period commencing as of June 1, 2008 and continuing through May 31, 2009, unless otherwise extended or earlier terminated by Amegy due to a further default under the Agreement or the Loan Agreement, as set forth in the Agreement (the “Forbearance Period”).
     During the Forbearance Period, the interest rate will continue at the stated rate plus the applicable margin, as set forth under the revolving note, and certain operating and financial limitations remain in place. The Agreement requires each of Stanton E. Ross and Daniel F. Hutchins to exercise stock options for 350,000 shares and 200,000 shares, respectively, with proceeds allowed to be used by the Company for general and administrative expenses without restriction. These options were exercised on October 21, 2008. In addition, Amegy agrees, upon the request of the Company, to issue one or more letters of credit in an amount not to exceed $850,000 as security for the Company’s obligations with respect to the Nicaragua Concessions (as defined below).
     The Company has committed that on or before December 31, 2008, or at such later date as agreed to by Amegy, the Company will have received all governmental authorizations necessary for the validation and ratification of the concessions (“Government Approval”) in the Tyra and Perlas Blocks, offshore Nicaragua (the “Nicaragua Concessions”). In addition, the Company has agreed that on or before October 31, 2008, the Company shall have obtained one or more subordinate loans in an aggregate amount not less than $1,500,000, which shall be held in escrow until the Company has received Government Approval. Amegy will allow the subordinated loans to be secured by the assets of the Company, subject to Amegy’s security interest.

     The Company has agreed to proceed with the sale and marketing of all remaining assets of Infinity Oil & Gas of Wyoming, Inc. and to take certain actions in furtherance of such sale. In addition, once Government Approval of the Nicaragua Concessions has been obtained, Amegy may require the Company to proceed with the sale and marketing of the assets of Infinity Oil and Gas of Texas, Inc.
     The Agreement acknowledges the forbearance/waiver fees under the First and Second Forbearance Agreements, which remain outstanding. The Company has also agreed to pay Amegy a forbearance/waiver fee of 1.0% of the average daily outstanding principal balance of the revolving note until Government Approval has been obtained, and a forbearance/waiver fee of .75% of the average daily outstanding principal balance of the revolving note thereafter. If on or before January 31, 2009, the outstanding principal balance on the revolving note has been paid down, such forbearance/waiver fee is subject to pro rata reduction. The forbearance/waiver fee is due on or before the earlier of the end of the Forbearance Period, the cure of the borrowing base deficiency or the refinance of the revolving note by another lender.
     The foregoing summary description of the terms of the Agreement may not contain all information that is of interest. For further information regarding the terms and conditions of the Agreement, reference is made to such agreement which is filed as Exhibits 10.1 hereto, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 10.1	Third Forbearance Agreement by and between Amegy Bank N.A., Infinity Energy Resources, Inc., Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., dated effective as of October 16, 2008.

Exhibit 10.2	First Amendment to Revolving Promissory Note between Infinity Energy Resources, Inc. and Amegy Bank N.A., dated effective as of October 16, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: October 21, 2008

Infinity Energy Resources, Inc.
By:	/s/ Stanton E. Ross
Stanton E. Ross
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Forbearance Agreement by and between Amegy Bank N.A., Infinity Energy Resources, Inc., Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., dated effective as of October 16, 2008.

10.2	First Amendment to Revolving Promissory Note between Infinity Energy Resources, Inc. and Amegy Bank N.A., dated effective as of October 16, 2008.